Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	LHA
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
rcook@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
Media:
Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EpiCept Corporation Reports Third Quarter 2011
Operating and Financial Results
conference call begins at 9:00 a.m. eastern time

TARRYTOWN, N.Y. (November 8, 2011) – EpiCept Corporation (Nasdaq OMX Stockholm Exchange and OTCQX: EPCT) today announced operating and financial results for the three and nine months ended September 30, 2011, and provided an update with respect to the Company’s key business initiatives.

“During the third quarter of 2011, our R&D efforts were increasingly focused on regulatory matters regarding AmiKet™ and Ceplene®,” stated Jack Talley, President and Chief Executive Officer of EpiCept. “Following the receipt in June of the U.S. Food and Drug Administration’s initial comments on our proposed Special Protocol Assessment (SPA) for Ceplene®, in September we reported on the outcome of the meeting the Company held with the FDA to better understand the Agency’s position regarding the data required to re-file a new drug application (NDA). We also drafted a proposed Phase III program intended to result in an NDA for AmiKet™, and requested a meeting with the FDA to review our plans in light of our desire to obtain an SPA for AmiKet™. We have become more excited and confident about the investment and time required to exploit the opportunity AmiKet™ presents as an effective treatment for pain associated with peripheral neuropathies, a condition affecting millions of patients where no effective therapy currently exists. We also continue to have concerns about the feasibility, cost and likelihood of success with the FDA regarding Ceplene® as a therapy for remission maintenance in AML patients. We are critically reviewing both programs and, in light of all the available information, will determine soon which program should be pursued as our lead opportunity.”

Business Update

•	AmiKet™ — a prescription topical analgesic cream designed to provide long-term relief from the pain of peripheral neuropathies, which affect more than 15 million people in the U.S. alone. In the first half of 2011, EpiCept announced positive results from a Phase IIb trial evaluating the efficacy and safety of AmiKet™ in chemotherapy-induced peripheral neuropathy (CIPN) and commenced designing a Phase III program intended to support an NDA. During the third quarter of 2011, EpiCept submitted its request for a meeting with the FDA to review clinical, nonclinical, regulatory and CMC plans for AmiKet™ in CIPN that would support FDA marketing approval. A meeting has been set for December 2011. In advance of the meeting, EpiCept has submitted to the FDA a briefing document that proposes a Phase III clinical trial protocol designed to support an NDA filing for AmiKet™ for the treatment of CIPN in patients who have previously received taxane-based chemotherapy. The FDA meeting is expected to provide the Company greater clarity with respect to the clinical data required for approval of AmiKet™ in CIPN. This guidance is expected to support ongoing partnership discussions with several interested parties.

In cancer patients, pain due to peripheral neuropathy is a dose-limiting side effect that frequently occurs following systemic chemotherapy. CIPN is most often characterized by pain in the hands and feet (glove and stocking distribution). The risk of CIPN typically increases with cumulative exposure to chemotherapy, and may interrupt, delay or even prevent completion of potentially curative chemotherapy regimens. CIPN may also have detrimental effects on functional capacity and quality-of-life.

As no treatment has yet been approved by the FDA for CIPN, EpiCept believes that a safe and effective therapeutic option for neuropathic pain associated with CIPN represents a significant unmet medical need. Based on this unmet need and on the encouraging data from its Phase IIb trial, the Company plans to focus its development efforts for AmiKet™ on the treatment of neuropathic pain associated with CIPN following taxane-based chemotherapy.

During the third quarter of 2011, EpiCept engaged a third party to perform a CIPN U.S. market evaluation and to estimate the market opportunity for AmiKet™ in this indication. The study determined that the number of cases of malignant cancer diagnoses of breast, prostate, lung and ovarian cancers currently exceeds 3.5 million, and estimated that 90% of all prostate and ovarian cancer patients, 75% of all breast cancer patients and more than 60% of all lung cancer patients are treated with taxanes, either alone or in combination with other chemotherapeutic drugs. Based on physician interviews, expert opinions and a review of the medical literature, the study concluded that a significant percentage of this group develops some form of CIPN. This market evaluation will be completed in the fourth quarter of 2011.

The Company has enrolled more than 1,700 patients into clinical trials of AmiKet™, including a 360-patient trial that studied the efficacy of AmiKet™ compared with gabapentin and placebo in post-herpetic neuropathy, for which positive results were previously reported.

•	Ceplene® — approved in the European Union and Israel for administration with low-dose interleukin-2 (IL-2) for the remission maintenance and prevention of relapse of patients with AML in first remission; AML is the deadliest form of leukemia in adults. The product has been licensed to Meda AB of Sweden to market and sell in Europe and certain Pacific Rim countries, and to Megapharm Ltd. to market and sell in Israel.

Ceplene® is currently on the list of pre-approved products for reimbursement in Germany, England, Sweden, Denmark and Italy (a temporary approval); additionally, it is available on a named-patient basis in many other countries in the European Union (EU). Reimbursement is being negotiated in France and Spain, among other countries in the EU. Following Ministry of Health approval of labeling and other technical matters, Megapharm Ltd. is expected to commence the commercial launch of Ceplene® in Israel, until which it is available there on a named-patient basis. Sales of Ceplene® were not material in the first nine months of 2011.

The Company filed its protocol for a Phase III confirmatory clinical trial for Ceplene® with the FDA in the second quarter of 2011, and received initial written responses in June. A meeting with the FDA was held in September 2011 to reconcile the major protocol elements. At the meeting, the FDA indicated that as part of a registration study, the effect of Ceplene® must be isolated from the effect of IL-2; therefore its preferred study design is a comparison of Ceplene®/IL-2 vs. IL-2 monotherapy at the same IL-2 dosing regimen as those patients receiving Ceplene®/IL-2 in combination. The FDA also indicated the need to demonstrate as the primary endpoint a significant benefit of Ceplene®/IL-2 vs. IL-2 monotherapy on overall survival. Leukemia-free survival (LFS) can be a secondary endpoint. EpiCept is working with key opinion leaders in the preparation of a revised trial protocol, and intends to submit a revised protocol to the FDA in order to receive further guidance and approval for an SPA. This next FDA submission is anticipated to be made in the first quarter of 2012.

EpiCept is continuing patient enrollment for its European post-approval clinical study of Ceplene®. Approximately 70 patients have been enrolled to date. Data from the first 75 patients enrolled are expected to be reported beginning in 2012. Thirty centers across Europe are participating in this study, with sites in Sweden, Belgium, France, the U.K., Spain, Germany and Italy. The Company intends to use the data from this single-arm, open-label trial to meet its post-approval commitment and to seek a refinement of Ceplene’s EU labeling. The data also are expected to have value for prescribing hematologists.

•	Crolibulin — a vascular disruption agent that has demonstrated potent anti-tumor activity in both preclinical and early clinical studies. In December 2010 the NCI initiated a Phase Ib/II trial for crolibulin to assess safety and efficacy in combination with cisplatin in patients with anaplastic thyroid cancer (ATC). Trial enrollment has progressed to the third and final dosing cohort for the Phase Ib portion of this trial. The Phase II efficacy portion of the trial is anticipated to begin in the first half of 2012.

•	Azixa™* — a compound discovered by EpiCept and licensed to Myrexis, Inc. as part of an exclusive, worldwide development and commercialization agreement. AzixaTM has received orphan drug status in the U.S. for the treatment of glioblastoma multiforme (GBM). In June 2011, Myrexis presented Phase II clinical results at the American Society of Clinical Oncology (ASCO) Annual Meeting from the Company’s open-label study in patients with recurrent GBM, concluding that AzixaTM was active and well tolerated in patients who failed first-line therapy. In September 2011 Myrexis suspended further development of AzixaTM in order to advance lead candidates from its earlier stage programs, and has announced its intentions to out-license the compound. EpiCept will protect its rights to Azixa™ and share in any licensing proceeds while Myrexis seeks a partner to continue development.

Financial and Operating Highlights

EpiCept’s net loss for the third quarter of 2011 was $5.4 million, or $0.08 per share, compared with a net loss of $3.2 million, or $0.06 per share, for the third quarter of 2010. EpiCept’s net loss for the nine months ended September 30, 2011 was $12.2 million, or $0.18 per share, compared with a net loss of $12.6 million, or $0.27 per share, for the nine months ended September 30, 2010. As of September 30, 2011, EpiCept had cash and cash equivalents of $10.6 million.

Third Quarter and Nine Months 2011 vs. Third Quarter and Nine Months 2010

Revenue
The Company recognized revenue of $0.3 million during each of the third quarters of 2011 and 2010. The Company recognized revenue of $0.7 million during each of the nine months ended September 30, 2011 and 2010. For each of the third quarters of 2011 and 2010, revenue consisted primarily of the recognition of license fee payments previously received from the Company’s strategic alliances, revenues from the sales of Ceplene® to Meda and product royalties.

Selling, General and Administrative (SG&A) Expense
SG&A expense in the third quarter of 2011 was $2.0 million, an increase of approximately 5%, or $0.1 million, compared with SG&A expense of $1.9 million in the third quarter of 2010. SG&A expense for the nine months ended September 30, 2011 decreased by approximately 4%, or $0.2 million, to $5.4 million, from $5.6 million for the nine months ended September 30, 2010. Selling expense has been significantly reduced, and the Company expects general and administrative expenses to remain at approximately current levels over the next few quarters.

Research and Development (R&D) Expense
R&D expense in the third quarter of 2011 was $2.6 million, compared with $2.1 million in the third quarter of 2010, an increase of approximately 24%, or $0.5 million. The increase was primarily related to higher clinical trial costs related to the Company’s post-approval trial of Ceplene®. R&D expense for the nine months ended September 30, 2011 was $6.3 million, compared with $6.7 million for the nine months ended September 30, 2010, a decrease of approximately 6%, or $0.4 million. The decrease in R&D expense was primarily related to lower regulatory fees associated with the Company’s NDA filing of Ceplene®, partially offset by higher clinical trial expenses related to the post-approval trial of Ceplene®.

Other Income (Expense)
Other income (expense) during the third quarter of 2011 amounted to other expense, net of $1.0 million, compared with other income, net of $0.8 million in the third quarter of 2010. The primary component of other income (expense) in both quarters is interest expense and foreign exchange gain (loss). The third quarter of 2011 was negatively impacted by a $0.6 million foreign exchange loss incurred as a result of the increased strength of the U.S. dollar compared with the euro in comparison to the third quarter of 2010, which was positively impacted by a $0.9 million foreign exchange gain. Other income (expense) for the nine months ended September 30, 2011 amounted to other expense, net of $0.8 million, compared with other expense, net of $0.5 million for the nine months ended September 30, 2010. Other expense, net for the nine months ended September 30, 2011 was impacted by $0.9 million in interest expense related to the prepayment of the Company’s February 2009 convertible debt and the senior secured term loan that the Company entered into in May 2011. Other expense, net for the nine months ended September 30, 2010 was impacted by a $0.4 million foreign exchange loss incurred as a result of the increased strength of the U.S. dollar compared with the euro.

Liquidity

As of September 30, 2011 EpiCept had approximately $10.6 million in cash and cash equivalents. During the first nine months of 2011, the Company raised $20.3 million gross proceeds from borrowing under a senior secured term loan facility, and the sale of common stock and warrants. The Company has an additional $2.0 million available under the senior secured term loan facility that may be utilized by December 31, 2011 upon meeting certain conditions. The Company believes that existing cash resources are sufficient to fund operations into the second quarter of 2012. The Company is continuing its efforts to secure financing that will extend its operations beyond 2012 and fund an anticipated Phase III clinical trial. Financing may be in the form of additional debt or equity. The Company also expects to receive cash from sales of Ceplene® to Meda, royalties on the sales of Ceplene® by Meda and Megapharm, and from certain licensing activities.

Conference Call

EpiCept will host a conference call to discuss these results and answer questions on November 8, 2011 beginning at 9:00 a.m. Eastern Standard Time.

To participate in the live call and to be able to participate in the question and answer session, please dial from the United States or Canada (877) 809-8594 or from international locations (706) 758-9407 (please reference access code 25161626) prior to the start of the conference. The conference call will also be broadcast live in listen-only mode on the Internet and may be accessed at www.epicept.com. The web cast will be archived for 90 days.

A telephone replay of the call will be available for seven days by dialing from the United States or Canada (855) 859-2056 or from international locations (404) 537-3406 (please reference reservation number 25161626).

About EpiCept Corporation

EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. The Company’s lead oncology product is Ceplene®, approved in the EU and Israel for the remission maintenance and prevention of relapse in adult patients with AML in first remission. The Company has two other oncology drug candidates currently in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors. The Company’s pain portfolio includes AmiKet™, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that Ceplene® will not receive regulatory approval or marketing authorization in the U.S., the risk that Ceplene® will not achieve significant commercial success, the risk that any required post-approval clinical study for Ceplene® will not be successful, the risk that we will not be able to maintain our final regulatory approval or marketing authorization for Ceplene®, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myrexis, the risk that the development of our other apoptosis product candidates will not be successful, the risk that clinical trials for AmiKet™ or crolibulin will not be successful, the risk that AmiKet™ or crolibulin will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for AmiKet™ on attractive terms, a timely basis or at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

*Azixa is a registered trademark of Myrexis, Inc.

Selected financial information follows:

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Balance Sheet Data
(in $000s)
	September 30,	December 31,
	2011	2010
Cash and cash equivalents	$10,616	$2,435
Inventory	644	1,004
Property and equipment, net	139	222
Total assets	$12,191	$4,689
Accounts payable and other accrued liabilities	$4,302	$3,389
Deferred revenue	13,158	13,826
Notes and loans payable	8,252	972
Total stockholders’ deficit	(14,254)	(14,135)
Total liabilities and stockholders’ deficit	$12,191	$4,689

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Operations Data
(in $000s except share and per share data)
	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2011	2010	2011	2010
Product net revenues	34	16	35	80
Licensing and other revenues	241	241	702	623

Total net revenues	$275	$257	$737	$703

Operating expenses:
Cost of product net revenues	51	333	411	423
Selling, general and administrative	1,977	1,855	5,413	5,632
Research and development	2,617	2,077	6,292	6,669

Total operating expenses	4,645	4,265	12,116	12,724

Loss from operations	(4,370)	(4,008)	(11,379)	(12,021)

Other income (expense):
Interest income	4	2	10	5
Foreign exchange gain (loss)	(621)	887	38	(357)
Interest expense	(409)	(49)	(870)	(187)

Other income (expense), net	(1,026)	840	(822)	(539)

Net loss before income taxes	(5,396)	(3,168)	(12,201)	(12,560)
Income taxes	(1)	—	(4)	(5)

Net loss	$(5,397)	$(3,168)	$(12,205)	$(12,565)
Basic and diluted loss per common share	$(0.08)	$(0.06)	$(0.18)	$(0.27)

Weighted average common shares outstanding *	71,003,667	50,393,488	67,406,765	46,298,964

• Reflects a 1:3 reverse split effected in January 2010.

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Cash Flows Data
(in $000s)
	Nine Months Ended Sept. 30,
	2011	2010
Net cash used in operating activities	$(10,085)	$(7,279)
Net cash provided by investing activities	111	45
Net cash provided by financing activities	18,156	5,673
Effect of exchange rate changes on cash	(1)	(1)

Net increase (decrease) in cash and cash equivalents	8,181	(1,562)
Cash and cash equivalents at beginning of period	2,435	5,142

Cash and cash equivalents at end of period	$10,616	$3,580

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Stockholders’ Deficit Data
(in $000s)
	Nine Months Ended Sept. 30,
	2011	2010
Stockholders’ deficit at beginning of period	$(14,135)	$(9,079)
Net loss for the period	(12,205)	(12,565)
Stock-based compensation expense	753	684
Foreign currency translation adjustment	(83)	468
Share, option and warrant issuance	11,416	6,259
Exercise of options and warrants	—	39

Stockholders’ deficit at end of period	$(14,254)	$(14,194)

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